June 15, 1999

Ronald P. Scott
Executive VP, Finance
Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, #102
Kailua-Kona, Hawaii  96740

Dear Ronald:

     Based on your desire to extend our agreed contract suspension we agree to the following modification of the Suspension Agreement dated March 30, 1998.

Paragraph G is amended to in it entirety to read:

     G. Kiewit Pacific Co. agrees to suspend work on the Construction Contract until May 31, 2000. In consideration of the costs associated with re-mobilizing the project and increases in labor and equipment costs Cyanotech agrees to pay an additional $20,000.00 at the start up of the work and a surcharge of 1.5 percent on all work not completed by September 30, 1999 and 4 percent on work not completed by September 30, 2000. If Kiewit is not authorized to re-start work under the Construction Contract on or before June 1, 2000 in a reasonable and customary manner in accordance with the terms of the contract then the contract shall be considered to have been terminated by Cyanotech and each part shall retain all rights with respect to the termination of the contract.

Furthermore, paragraph H of the Agreement is amended in its entirety to read:

     H. The parties agree to meet on or before May 1, 2000 to discuss the possibility of an additional period of suspension of the Construction Contract. However, there is no obligation to extend the period of suspension.

If these revisions to the Agreement are acceptable to you please sign and return
a copy of this letter to me at your earliest convenience.   Please call if there
is any part of this letter you would like to discuss further.

Sincerely,
/s/Gordon Schwiesow
----------------------
Gordon Schwiesow
Area Manager

The above amendments to the Agreement are accepted and agreed to:

Cyanotech Corporation

By /s/Ronald P. Scott
   -------------------
   Ronald P. Scott
   Executive Vice President/CFO